Smartrade Exchange Services Inc.

Financial Statements

As of and For the Year Ended June 30, 2019

SMARTRADE EXCHANGE SERVICES INC.

TABLE OF CONTENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM1

FINANCIAL STATEMENTS:

Balance Sheet as of June 30, 20192

Statements of Operations for the Year Ended June 30, 20193

Statement of Stockholders’ Equity for the Year Ended June 30, 20194

Statement of Cash Flows for the Year Ended June 30, 20195

Notes to Financial Statements as of and for the Year Ended June 30, 20196

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
of Smartrade Exchange Services, Inc.

We have audited the accompanying financial statements of Smartrade Exchange Services, Inc. (a Canadian corporation), which comprise the balance sheet as of June 30, 2019, and the related statement of operations, statement of stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smartrade Exchange Services, Inc. as of June 30, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not generated any revenues to date, experienced negative cash flows and has incurred substantial operating losses from its activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, NY

October 15, 2019

SMARTRADE EXCHANGE SERVICES INC.
BALANCE SHEET

June 30, 2019

ASSETS

Current Assets
Cash and cash equivalents	$5,646
Prepaid expenses and other current assets	1,322
Total Current Assets	6,968

Due from related party	61,034

Total Assets	68,002

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,435
Total Current Liabilities	4,435

Stockholders’ equity
Stockholders’ equity	709,106
Accumulated deficit	(704,565)
Accumulated other comprehensive income	59,026
Total Stockholders’ Equity	63,567

Total Liabilities and Stockholders’ Equity	$68,002

The accompanying notes are an integral part of these audited financial statements.

SMARTRADE EXCHANGE SERVICES INC.
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2019

Year Ended
June 30, 2019
Revenues	$-

General and administrative	239,414
Research and development	407,038
Total operating expenses	646,452

Loss from operations	(646,452)

Other Expense
Gain on foreign currency translation	(2,152)

Net loss before provision for income taxes	(648,604)

Provision for income taxes	-

Net loss	(648,604)

Other comprehensive loss
Foreign currency translation adjustment	(59,026)
Total other comprehensive loss	$(707,630)

The accompanying notes are an integral part of these audited financial statements.

SMARTRADE EXCHANGE SERVICES INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

Total Stockholders’ Equity

Balance June 30, 2018	$36,285
Stockholder contributions	646,384
Stockholder distributions	(29,524)
Net loss	(648,604)
Foreign currency translation adjustment	59,026
Balance June 30, 2019	$63,567

The accompanying notes are an integral part of these audited financial statements.

SMARTRADE EXCHANGE SERVICES INC.
STATEMENTS OF CASH FLOWS

Year Ended
June 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(648,604)
Changes in operating assets and liabilities:
Due from related party	(61,034)
Prepaid expenses and other current assets	(1,322)
Accounts payable and accrued expenses	23,349

NET CASH USED IN OPERATING ACTIVITIES	(687,611)

CASH FLOWS FROM INVESTING ACTIVITIES:

NET CASH USED IN INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of stockholder distributions	(29,524)
Proceeds from stockholder contributions	646,384

NET CASH PROVIDED BY FINANCING ACTIVITIES	616,860

Effect of exchange rate changes on cash	59,426

Net decrease in cash and cash equivalents	(11,325)

Cash and cash equivalents, beginning of period	16,971

Cash and cash equivalents, end of period	$5,646

SUPPLEMENTAL NON-CASH DISCLOSURE:
Cash paid for interest	$-
Cash paid for taxes	-

The accompanying notes are an integral part of these audited financial statements.

SMARTRADE EXCHANGE SERVICES

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED JUNE 30, 2019

1.BUSINESS OVERVIEW

Smartrade Exchange Services Inc. (the “Company”), a Canadian corporation (f/k/a Omnia Blockchain Technologies Inc.) is a cryptocurrency exchange platform that allows retail customers to buy and sell cryptocurrencies for their personal accounts. Smartrade is operating in Canada, parts of the European Union, South America and Asia. The Company is not operating in the United States. Any new accounts opened by United States citizens are rejected based on home address or identification from the US turned in during the KYC process. The Company is a development stage company with a limited operating history, operations, and revenues.

2.GOING CONCERN

The Company has not generated any revenues to date, experienced negative cash flows and has incurred substantial operating losses from its activities. Management expects the Company to continue to generate substantial operating losses and to continue to fund its operations primarily through additional raises of capital.

At June 30, 2019, the Company had an accumulated deficit of approximately $704,565, total current assets of approximately $6,968 and total current liabilities of approximately $4,435 resulting in working capital of approximately $2,533. At June 30, 2019, the Company had cash and cash equivalents of $5,646.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management’s plan includes raising funds from outside investors. However, there is no assurance that outside funding will be available to the Company. These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Company’s financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP").

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the financial statements and accompanying notes. Management bases it estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Cash — The Company considers all highly liquid short-term investments purchased with an original maturity date of three months or less to be cash equivalents.

Capitalized Software — As the Company is still in the development stage of their exchange platform (software) all development costs are expensed.

Income taxes — The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2019, the Company had a full valuation allowance against its deferred tax assets. For the year ended June 30, 2019, the Company recorded zero income tax expense. No tax benefit has been recorded in relation to the pre-tax loss for the year ended June 30, 2019, due to a full valuation allowance to offset any deferred tax asset related to net operating loss carry forwards attributable to the losses.

Fair value of financial instruments — Per ASC 820, Fair Value Measurements, a fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying values of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses,  approximate their fair value due to the short-term maturity of these instruments.

Revenue Recognition — The Company will recognize revenue from the sale of products and services in accordance with ASC 606, ”Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Functional currency and foreign currency translation — The reporting currency of the Company is the United States Dollar. The translation adjustments result from the process of translating financial statements from an entity’s functional currency, the Canadian Dollar (“CAD”) to into the reporting currency, the United States Dollar (“USD”). Transactions and balances denominated in foreign currencies have been re-measured to USD in accordance with the provisions of Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Translation”. All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations, as appropriate.

Research and development expenses, net

Research and development expenses are charged to statement of operations as incurred.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-15, “Internal-Use Software (Subtopic 350-40)—Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service”. ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license), by requiring a customer in a cloud computing arrangement that is a service contract to capitalize certain implementation costs as if the arrangement was an internal-use software project. ASU 2018-15 will be effective on for the fiscal year beginning after December 15, 2018. The Company is currently evaluating the impact of this new standard.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). In January 2018, the FASB issued ASU 2018-01, which provides additional implementation guidance on the previously issued ASU 2016-02. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The Company is required to adopt ASU 2016-02 for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020. Management believes that the adoption of ASU 2018-01 will not have a material effect on the Company’s financial statements.

We do not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

4.DEBT

The Company had no outstanding debt as of June 30, 2019.

5.COMMITMENTS AND CONTINGENCIES

Lease Obligations — The Company had one operating lease agreement to lease office space. This lease was terminated during the year. Rent expense amounted to $9,533 for the year ended June 30, 2019.

6.RELATED PARTY TRANSACTIONS

As of June 30, 2019, the Company had an outstanding receivable with a balance of $61,034 due from our shareholder Applife Digital Solutions, Inc.

During the year ended June 30, 2019, the Company incurred $405,170 of development expenses from a vendor. The vendor is owned by a shareholder who owns 11% on the Company.

7. SUBSEQUENT EVENTS

The Company evaluated events that have occurred from the date of the financial statements through October 15, 2019, the date the financial statements were available to be issued noting there were none.